99¢ ONLY STORES® ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR THE FIRST AND SECOND QUARTERS OF 2005 AND THE ENGAGEMENT OF BDO SEIDMAN, LLP AS THEIR NEW INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

CITY OF COMMERCE, CA - November 4, 2005 - 99¢ Only Stores® (NYSE:NDN) (the “Company”) today announced its preliminary financial results for the first and second quarters ended March 31 and June 30, 2005. The financial results contained in this release are preliminary and remain subject to review by the Company’s independent registered public accounting firm, and are therefore subject to change prior to the filing of the Company’s Form 10-Qs for the first and second quarters of 2005.

The Company reports (on a preliminary, unreviewed basis) first quarter 2005 diluted earnings per share of $0.05 on net income of $3.7 million compared to first quarter 2004 (previously restated) diluted earnings per share of $0.14 on net income of $10.2 million. Diluted earnings per share for the second quarter of 2005 (on a preliminary, unreviewed basis) were $0.05 on net income of $3.6 million compared to second quarter 2004 (previously restated) diluted earnings per share of $0.05 on net income of $3.5 million. For the first half of 2005, the Company reports (on a preliminary, unreviewed basis) diluted earnings per share of $0.10 on net income of $7.3 million, compared to first half 2004 (previously restated) diluted earnings per share of $0.19 on net income of $13.7 million. An analysis of the Company’s financial condition and results of operations for the first and second quarters of 2005 is included below.

Eric Schiffer, CEO of the Company, said, "Throughout 2005, the Company has been focused on strengthening management, improving compliance, and building for the future. As previously announced, we significantly reduced our store opening growth rate in 2005 to approximately 5%, to allow the Company to focus on implementing improvements in its systems infrastructure, business processes, and internal controls, to help enable the Company to better support its existing stores and to establish a foundation for future profitable accelerated growth. These improvement efforts will continue throughout 2006. Earnings for the first half of 2005 were down in large part due to costs of strengthening our infrastructure, increased workers’ compensation expenses, the underperformance of the Texas stores, increased transportation expenses, merchandising costs, and Sarbanes-Oxley related audit and internal control implementation costs. The decrease in earnings was partially offset by an eminent domain settlement. The slower revenue growth, primarily due to the reduced store opening rate, coupled with operating costs increasing faster than revenues significantly reduced the Company’s operating income. The Company maintains a strong balance sheet with a large cash and marketable securities position and essentially no debt.

Our team has five specific primary objectives. They are to strengthen our financial and management controls in order to comply with all aspects of the Sarbanes-Oxley Act, increase store shelf in-stock positions, improve our Texas store performance, complete implementation of our warehouse management system in California, and implement the first phase of a company-wide core merchandising system.

As previously announced, for 2006 we plan to increase our store opening growth rate in our existing markets to approximately 10%, or about 23 stores. This includes two to five Texas stores. In 2007, we plan to increase the store opening growth rate to at least 15% and expand into new metropolitan markets in our current and adjacent states. After 2007, we currently plan to continue to open stores at a minimum of 15% store opening growth rate as we expand into new markets as part of our long-term strategy to become a premier nationwide deep-discount retailer. In Texas, we have made operational improvements and achieved overall positive same-store-sales in the third quarter of 2005, although the average Texas store sales volume continues to lag significantly behind the average non-Texas store. Hurricane Katrina helped to increase third quarter Texas sales and brought new customers to our stores. We continue to believe that there is potential for continued growth in Texas.

We believe our retail format and strategy continue to be very viable with significant expansion opportunities in the western United States and beyond. We look forward to discussing the results of our operations for the first and second quarters of 2005, including progress and plans, during our earnings call later today.”

Update on Auditor and Chief Financial Officer Search

The Company is pleased to announce the engagement of BDO Seidman, LLP as its independent registered public accounting firm to audit its financial statements for the current fiscal year. The Company anticipates BDO Seidman commencing its current fiscal year audit work shortly.

The Company is committed to hiring a strong permanent Chief Financial Officer and expects to complete this search this month.

The Company has engaged the independent registered public accounting firm of KPMG, LLP to provide technical advice on accounting and Sarbanes-Oxley matters. KPMG, LLP will not provide any attestation services.

The Company’s previously announced conference call to discuss these preliminary financial results is scheduled for 11 a.m. Pacific Time today. If you would like to participate in the Company’s conference call, please phone the Link conference call operator at 1-206-315-1857 (U.S. and Canada) about nine minutes before the call is scheduled to begin and hold for an operator to assist you. Please inform the operator that you are calling in for 99¢ Only Stores' First and Second Quarter 2005 Earnings Release conference call, and be prepared to provide the operator with your name, company name, and position if requested. A recorded version of the call will be made available about four hours after completion of the call and will remain on-line for 7 days. To access the recorded version, dial 1-913-383-5767, PASSCODE: 4071. A copy of this press release and any other financial and statistical information about the period to be presented in the conference call will be available at the section of the Company's website entitled "Investor Relations" at www.99only.com.

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
(March 31, 2005 Unreviewed and Unaudited)

ASSETS

	March 31, 2005	December 31, 2004
CURRENT ASSETS:
Cash	$983	$884
Short-term investments	99,080	92,645
Accounts receivable, net of allowance for doubtful accounts of $189 and $268 as of March 31, 2005 and December 31, 2004, respectively	3,669	3,463
Deferred income taxes	28,845	28,845
Inventories	139,483	155,836
Other	5,628	5,946
Total current assets	277,688	287,619
PROPERTY AND EQUIPMENT, at cost:
Land	43,154	41,240
Building	70,082	68,833
Building improvements	31,093	28,587
Leasehold improvements	108,360	106,482
Fixtures and equipment	73,644	71,577
Transportation equipment	3,891	3,847
Construction in progress	17,213	22,835
Total properties, fixtures and equipment	347,437	343,401
Accumulated depreciation and amortization	(102,937)	(95,482)
Total net property and equipment	244,500	247,919

OTHER ASSETS:
Long-term deferred income taxes	3,579	3,574
Long-term investments in marketable securities	50,801	50,764
Deposits and other assets	10,160	10,328
Total other assets	64,540	64,666
TOTAL ASSETS	$586,728	$600,204

99¢ ONLY STORES
PRELIMINARY CONDOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
(March 31, 2005 Unreviewed and Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

	March 31, 2005	December 31, 2004
CURRENT LIABILITIES:
Accounts payable	$20,808	$39,094
Accrued expenses:
Payroll and payroll-related	5,435	4,959
Sales tax	3,913	5,098
Other	9,556	12,074
Workers’ compensation	40,372	36,445
Income tax payable	2,781	2,495
Current portion of capital lease obligation	48	37
Total current liabilities	82,913	100,202

LONG-TERM LIABILITIES:
Deferred rent	7,791	8,097
Deferred compensation liability	2,908	2,847
Capital lease obligation, net of current portion	752	774
Total long-term liabilities	11,451	11,718

COMMITMENTS AND CONTINGENCIES:	-	-

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding-none	-	-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding 69,545,939 shares at March 31, 2005 And 69,517,185 shares at December 31, 2004	213,010	212,606
Retained earnings	279,361	275,678
Other comprehensive loss	(7)	-
Total shareholders’ equity	492,364	488,284
Total liabilities and shareholders’ equity	$586,728	$600,204

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
THREE MONTHS ENDED MARCH 31, 2005 AND MARCH 31, 2004
(Amounts In Thousands, Except Per Share Data)
(Unreviewed and Unaudited)

	Three Months Ended March 31,
	2005	2004
NET SALES:		(As Restated, see Note 1)
99¢ Only Stores	$231,899	$218,812
Bargain Wholesale	10,731	11,238
Total sales	242,630	230,050
COST OF SALES (excluding depreciation and amortization expense as shown separately below)	149,477	137,821
Gross profit	93,153	92,229
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Operating expenses	79,771	71,040
Depreciation and amortization	7,668	6,020
Total Selling, General and Administrative	87,439	77,060
Operating income	5,714	15,169
OTHER (INCOME) EXPENSE:
Interest income	(617)	(1,627)
Interest expense	15	31
Other	284	(4)
Total other (income)	(318)	(1,600)
Income before provision for income tax	6,032	16,769
Provision for income taxes	2,349	6,565
NET INCOME	$3,683	$10,204

EARNINGS PER COMMON SHARE:
Basic	$0.05	$0.14
Diluted	$0.05	$0.14

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,533	72,064
Diluted	69,787	72,717

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
THREE MONTHS ENDED MARCH 31, 2005 AND 2004
(Amounts in Thousands)
(Unreviewed and Unaudited)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:		(As Restated, see Note 1)
Net income	$3,683	$10,204
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,668	6,020
Loss on disposal of fixed assets	151	-
Tax benefit from exercise of non qualified employee stock options	122	193
Deferred income taxes	-	592
Changes in asset and liabilities associated with operating activities:
Sales (purchases) of trading securities, net	8,873	(1,087)
Accounts receivable	(206)	61
Inventories	16,353	(8,780)
Other assets	534	3,662
Deposits	13	-
Due to shareholders	-	165
Accounts payable	(18,286)	(13,014)
Accrued expenses	(3,227)	6,589
Accrued workers’ compensation	3,927	10
Income taxes	286	5,096
Deferred rent	(306)	(281)
Net cash provided by operating activities	19,585	9,430
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(4,400)	(9,728)
Purchases of available for sale securities	(15,357)	-
Net cash used in investing activities	(19,757)	(9,728)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(11)	(11)
Proceeds from exercise of stock options	282	384
Net cash provided by financing activities	271	373
NET INCREASE IN CASH	99	75
CASH, beginning of year	884	318
CASH, end of year	$983	$393

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
(June 30, 2005 Unreviewed and Unaudited)

ASSETS

	June 30, 2005	December 31, 2004
CURRENT ASSETS:
Cash	$1,962	$884
Short-term investments	99,412	92,645
Accounts receivable, net of allowance for doubtful accounts of $121 and $268 as of June 30, 2005 and December 31, 2004, respectively	3,620	3,463
Income tax receivable	2,693	-
Deferred income taxes	28,845	28,845
Inventories	138,940	155,836
Other	8,588	5,946
Total current assets	284,060	287,619
PROPERTY AND EQUIPMENT, at cost:
Land	45,234	41,240
Building	73,233	68,833
Building improvements	32,371	28,587
Leasehold improvements	109,366	106,482
Fixtures and equipment	75,490	71,577
Transportation equipment	3,909	3,847

Construction in progress	13,727	22,835
Total properties, fixtures and equipment	353,330	343,401
Accumulated depreciation and amortization	(110,617)	(95,482)
Total net property and equipment	242,713	247,919

OTHER ASSETS:
Long-term deferred income taxes	3,577	3,574
Long-term investments in marketable securities	50,492	50,764
Deposits and other assets	10,016	10,328
Total other assets	64,085	64,666
TOTAL ASSETS	$590,858	$600,204

99¢ ONLY STORES
PRELIMINARY CONDOLIDATED BALANCE SHEETS
(Amounts In Thousands, Except Share Data)
(June 30, 2005 Unreviewed and Unaudited)

LIABILITIES AND SHAREHOLDERS' EQUITY

	June 30, 2005	December 31, 2004
CURRENT LIABILITIES:
Accounts payable	$20,748	$39,094
Accrued expenses:
Payroll and payroll-related	5,328	4,959
Sales tax	2,527	5,098
Other	8,243	12,074
Workers’ compensation	44,299	36,445
Income tax payable	-	2,495
Current portion of capital lease obligation	49	37
Total current liabilities	81,194	100,202

LONG-TERM LIABILITIES:
Deferred rent	7,619	8,097
Deferred compensation liability	2,974	2,847
Capital lease obligation, net of current portion	739	774
Bank loan	2,331
Total long-term liabilities	13,663	11,718

COMMITMENTS AND CONTINGENCIES:	-	-

SHAREHOLDERS’ EQUITY:
Preferred stock, no par value
Authorized - 1,000,000 shares
Issued and outstanding-none	-	-
Common stock, no par value
Authorized - 200,000,000 shares
Issued and outstanding 69,552,150 shares at June 30, 2005 And 69,517,185 shares at December 31, 2004	213,030	212,606
Retained earnings	282,976	275,678
Other comprehensive loss	(5)	-
Total shareholders’ equity	496,001	488,284
Total liabilities and shareholders’ equity	$590,858	$600,204

99¢ ONLY STORES
PRELIMINARY CONSOLIDATED STATEMENTS OF INCOME
JUNE 30, 2005 AND 2004
(Amounts In Thousands, Except Per Share Data)
(Unreviewed and Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
NET SALES:		(As Restated, see Note 1)		(As Restated, see Note 1)
99¢ Only Stores	$234,449	$226,931	$466,348	$445,743
Bargain Wholesale	10,230	10,335	20,961	21,573
Total sales	244,679	237,266	487,309	467,316
COST OF SALES (excluding depreciation and amortization expense as shown separately below)	153,240	150,727	302,717	288,548
Gross profit	91,439	86,539	184,592	178,768
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Operating expenses	82,930	74,299	162,701	145,339
Depreciation and amortization	7,719	6,381	15,387	12,401
Total Selling, General and Administrative	90,649	80,680	178,088	157,740
Operating income	790	5,859	6,504	21,028
OTHER (INCOME) EXPENSE:
Interest income	(1,147)	144	(1,764)	(1,483)
Interest expense	15	30	30	61
Other	(4,000)	0	(3,716)	(4)
Total other (income)	(5,132)	174	(5,450)	(1,426)
Income before provision for income tax	5,922	5,685	11,954	22,454
Provision for income taxes	2,307	2,222	4,656	8,787
NET INCOME	$3,615	$3,463	$7,298	$13,667

EARNINGS PER COMMON SHARE:
Basic	$0.05	$0.05	$0.10	$0.19
Diluted	$0.05	$0.05	$0.10	$0.19

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	69,549	71,437	69,541	71,751
Diluted	69,749	71,828	69,768	72,270

 99¢ ONLY STORES
PRELIMINARY CONSOLIDATED STATEMENTS OF CASH FLOWS
JUNE 30, 2005 AND 2004
(Amounts in Thousands)
(Unreviewed and Unaudited)

	Six Months Ended June 30,
	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:		(As Restated, see Note 1)
Net income	$7,298	$13,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,387	12,401
Gain on disposal of fixed assets	(153)	-
Tax benefit from exercise of non qualified employee stock options	129	194
Deferred income taxes	-	1,158
Changes in asset and liabilities associated with operating activities:
Sales of trading securities, net	28,821	40,460
Accounts receivable	(157)	616
Inventories	16,896	(19,050)
Other assets	(2,223)	(952)
Deposits	20	-
Accounts payable	(18,346)	(7,937)
Accrued expenses	(6,033)	5,287
Accrued workers’ compensation	7,854	4,044
Income taxes	(5,188)	(6,345)
Deferred rent	(478)	(447)
Net cash provided by operating activities	43,827	43,096
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(10,028)	(20,796)
Investments in partnerships	-	1,475
Purchases of investments	(37,725)	-
Sale and maturity of available for sale securities	2,401	-
Net cash used in investing activities	(45,352)	(19,321)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of capital lease obligation	(23)	(23)
Proceeds from exercise of stock options	295	953
Repurchases of Company stock	-	(27,199)
Proceeds from the assumption of bank loan	2,331	-
Net cash provided (used in) by financing activities	2,603	(26,269)
NET INCREASE (DECREASE) IN CASH	1,078	(2,494)
CASH, beginning of year	884	318
CASH, end of year	$1,962	$(2,176)

The financial results contained in this release include financial results for quarters ended March 31, and June 30, 2004, which were previously restated. The following is a summary of the restatement.

Accounting for Leases

On February 7, 2005, the Office of the Chief Accountant of the Securities and Exchange Commission (“SEC”) issued a letter to the American Institute of Certified Public Accountants expressing its views regarding certain operating lease accounting issues and their application under GAAP. In light of this letter, the Company re-evaluated its lease accounting practices for fiscal 2004 and determined that certain of its lease accounting methods for tenant improvement allowances and rent holiday periods were not in accordance with GAAP, as described below.

Tenant Improvement Allowances

The Company had historically accounted for tenant improvement allowances as reductions to the related store leasehold improvement instead of as a deferred liability in the consolidated balance sheets. As a result, the Company amortized the tenant improvement allowances over the asset life instead of over the lease term and reflected the amortization as a reduction to depreciation expense instead of as a reduction to rent expense. The Company also recorded tenant improvement allowances as a reduction of capital expenditures within investing activities instead of a change in operating activities in the consolidated statements of cash flows. The Company reassessed its accounting for tenant improvement allowances and corrected its accounting policy to treat these allowances received as a deferred liability which is amortized, as a reduction of rent expense, over the lease term.

Rent Holiday Periods

Under the requirements of FASB Technical Bulletin 85-3, “Accounting for Operating Leases with Scheduled Rent Increases,” rent expense should be amortized on a straight-line basis over the term of the lease. Historically, the Company recognized rent holiday periods on a straight-line basis over the lease term commencing with the date the store opened. The Company re-evaluated its accounting for rent holidays and determined that the recognition of rent expense should commence on the date the Company takes possession of the leased space for construction purposes, which has historically been three to four months prior to a store opening date. This correction in accounting affects the recognition of rent expense and the deferred rent liabilities balance.

Depreciation

Previous to the fourth quarter of fiscal 2004, the Company depreciated building improvements made on both owned and leased store locations over five years. In the fourth quarter of fiscal 2004, the Company determined that a five-year depreciation period for such building improvements does not reflect an accurate estimate of the useful life of such assets. The Company determined that a more accurate estimate of the depreciation period for each building improvement should be the shorter of the economic life of the improvement or the life of the building for owned building improvements, or the remaining life of the lease for leased building improvements. The effect of this restatement is to depreciate such assets over longer periods than the initially assigned five years. This correction in accounting affects depreciation expense and accumulated depreciation in the financial statements published prior to the fourth quarter of fiscal 2004.

Cash flow classification of trading investment activity

In the fourth quarter of fiscal 2004, the Company determined that the presentation of net purchases and sales of trading investments in the consolidated statements of cash flows should be shown in the operating activities category rather than shown in the investing activities category as was previously reported. Accordingly, the Company has corrected the classification of net purchases and sales of investments to the appropriate cash flow categories for financial statements published prior to the fourth quarter of fiscal 2004.

As a result of the above, the Company restated the accompanying the consolidated statements of income and the consolidated statements of cash flows for the three months ended March 31, 2004. The following is a summary of the corrections described above (in thousands, except per share data):

	Consolidated Statement of Income

Three months ended March 31, 2004	As Previously Reported	Adjustments	As Restated
Cost of Sales	$138,417	$(596)	$137,821
Gross profit	91,633	596	92,229
Operating expenses	70,518	522	71,040
Depreciation and amortization	7,453	(1,433)	6,020
Total Selling, General and Administrative	77,971	(911)	77,060
Operating income	13,662	1,507	15,169
Other	0	(4)	(4)
Income before provision for income tax	15,258	1,511	16,769
Provision for income taxes	5,973	592	6,565
Net Income	$9,285	$919	$10,204

EARNINGS PER COMMON SHARE:
Basic	$0.13	$0.01	$0.14
Diluted	$0.13	$0.01	$0.14

	Consolidated Statement Of Cash Flows

Three months ended March 31, 2004	As Previously Reported	Adjustments	As Restated
Net cash provided by operating activities	$10,517	$(1,087)	$9,430
Net cash used in investing activities	$(10,815)	$1,087	$(9,728)

Also, as a result of the above, the Company restated the accompanying the consolidated statements of income for the three and six months ended June 30, 2004 and the consolidated statements of cash flows for the six months ended June 30, 2004. The following is a summary of the corrections described above (in thousands, except per share data):

	Consolidated Statement of Income

Three months ended June 30, 2004	As Previously Reported	Adjustments	As Restated
Cost of Sales	$151,399	$(672)	$150,727
Gross profit	85,867	672	86,539
Operating expenses	73,589	710	74,299
Depreciation and amortization	7,868	(1,487)	6,381
Total Selling, General and Administrative	81,457	(777)	80,680
Operating income	4,410	1,449	5,859
Income before provision for income tax	4,236	1,449	5,685
Provision for income taxes	1,656	566	2,222
Net Income	$2,580	$883	$3,463

EARNINGS PER COMMON SHARE:
Basic	$0.04	$0.01	$0.05
Diluted	$0.04	$0.01	$0.05

	Consolidated Statement of Income

Six months ended June 30, 2004	As Previously Reported	Adjustments	As Restated
Cost of Sales	$289,816	$(1,268)	$288,548
Gross profit	177,500	1,268	178,768
Operating expenses	144,107	1,232	145,339
Depreciation and amortization	15,321	(2,920)	12,401
Total Selling, General and Administrative	159,428	(1,688)	157,740
Operating income	18,072	2,956	21,028
Other	-	(4)	(4)
Income before provision for income tax	19,494	2,960	22,454
Provision for income taxes	7,629	1,158	8,787
Net Income	$11,865	$1,802	$13,667

EARNINGS PER COMMON SHARE:
Basic	$0.17	$0.02	$0.19
Diluted	$0.16	$0.03	$0.19

	Consolidated Statement Of Cash Flows

Six months ended June 30, 2004	As Previously Reported	Adjustments	As Restated
Net cash provided by operating activities	$2,636	$40,460	$43,096
Net cash used in investing activities	$21,139	$(40,460)	$(19,321)

The following is a description of management’s analysis of the preliminary financial condition and results of operations for the first and second quarters of 2005.

Three Months Ended March 31, 2005 (Preliminary and Unreviewed) Compared to Three Months Ended March 31, 2004

Net Sales: Net sales increased $12.6 million, or 5.5%, to $242.6 million for the three months ended March 31, 2005 compared to $230.1 million for the three months ended March 31, 2004. Retail sales increased $13.1 million, or 6.0%, to $231.9 million for the three months ended March 31, 2005 compared to $218.8 million for the three months ended March 31, 2004. The effect of five new stores opened in the first three months of 2005 increased retail sales by $3.2 million and the full quarter effect of 33 new stores opened in 2004 increased sales by $19.0 million for the three months ended March 31, 2005. However, same-store-sales decreased 2.8% for the three months ended March 31, 2005 compared to a slight increase of 0.2% for the three months ended March 31, 2004 primarily due to the extra sales day due to the Leap Year in 2004, other external factors negatively affecting first quarter 2005 same-store-sales also include severe inclement weather in California, the ending of the Southern California grocery strike in late February 2004, and the effects of higher gasoline prices. However, the decrease in same-store-sales was partially offset due to the Easter selling season occurring in the first quarter of 2005 versus in the second quarter of 2004. Bargain Wholesale net sales decreased $0.5 million, or 4.5%, to $10.7 million for the three months ended March 31, 2005 compared to$11.2 million for the three months ended March 31, 2004.

Gross Profit: Gross profit increased $0.9 million, or 1.0%, to $93.2 million for the three months ended March 31, 2005 compared to $92.2 million for the three months ended March 31, 2004. The increase in gross profit dollars was primarily due to higher retail net sales. As a percentage of net sales, overall gross margin decreased to 38.4% for the three months ended March 31, 2005 compared to 40.1% for the three months ended March 31, 2004. As a percentage of retail sales, retail gross margin decreased to 39.2% for the three months ended March 31, 2005 compared to 41.1% for the three months ended March 31, 2004 in part due to the increase in product cost for retail from 56.0% in the first quarter of 2004 to 57.0% for the first quarter of 2005 primarily due to product cost changes and a shift in the sales mix to more grocery items, and an increase in spoilage/shrink and obsolete inventory from 3.1% in the first quarter of 2004 to 3.5% in the first quarter of 2005. The retail gross margin decrease was also partly due to recognition of an estimated inventory reserve of $0.7 million in the first quarter of 2005, or 0.3% of first quarter retail sales. The Company performed a review of its inventory systems and controls and determined that certain inventory discrepancies necessitated the establishment of this estimated reserve. The Company is substantively verifying certain inventory balances by performing additional inventory counts at most of its stores, which may result in adjustments to this estimated reserve for the first half of 2005. The Bargain Wholesale margin increased slightly to 21.1% for the three months ended March 31, 2005 compared to 19.8% for the three months ended March 31, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses increased $8.7 million, or 12.3%, to $79.8 million for the three months ended March 31, 2005 compared to $71.0 million for the three months ended March 31, 2004. As a percentage of net sales, operating expenses increased to 32.9% for the three months ended March 31, 2005 from 30.9% for the three months ended March 31, 2004. The dollar increase was primarily due to higher retail store operating expenses of $5.8 million between the first quarter of 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $4.2 million, an increase in rent costs of $1.6 million due to the opening of five new stores in the first quarter of 2005, and the full quarter effect of 33 new stores opened in 2004. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. The increase in operating expenses was also due to an increase in distribution and transportation costs of $2.0 million, primarily as a result of higher fuel costs, and increased delivery costs due to new store locations. Operating expenses also increased by $0.7 million as a result of higher accounting and consulting fees due primarily to Sarbanes-Oxley compliance efforts. Finally, operating expenses increased due to an increase in workers’ compensation expenses of $4.8 million, which was primarily driven by an increase in the number of claims and an increase in average costs per claim. The increase in operating expenses was partially offset by a decrease in legal costs of $5.7 million between the first quarter of 2005 and 2004 primarily due to legal settlements of $6.1 million in the first quarter of 2004. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

Depreciation and Amortization: Depreciation and amortization increased $1.6 million, or 27.4%, to $7.7 million for the three months ended March 31, 2005 compared to $6.0 million for the three months ended March 31, 2004 as a result of five new stores opened in 2005, the full quarter effect of 33 new stores opened in 2004, and additions to existing stores.

Operating Income: Operating income decreased $9.5 million, or 62.3%, to $5.7 million for the three months ended March 31, 2005 compared to $15.2 million for the three months ended March 31, 2004. Operating income as a percentage of net sales decreased from 6.6% for the three months ended March 31, 2004 to 2.4% for the three months ended March 31, 2005 primarily due to the decrease in the gross margin percentage on sales and increases in operating expenses discussed above.

Other Income (Expense): Other income decreased $1.3 million, or 80.1%, to $0.3 million for the three months ended March 31, 2005 compared to $1.6 million for the three months ended March 31, 2004. Interest income earned on the Company’s investments decreased $1.0 million, or 62.1% to $0.6 million for the three months ended March 31, 2005 compared to $1.6 million for the three months ended March 31, 2004 due primarily to the valuation losses recognized on certain of its bonds due to market interest rates fluctuations and the corresponding decrease in bond values in 2005 and due to the repurchase of $38.2 million of the Company’s common stock in the second and third quarters of 2004, which reduced the total investment portfolio in 2005. The Company had no outstanding bank debt during the three months ended March 31, 2005 and 2004.

Provision for Income Taxes: The provision for income taxes was $2.3 million for the three months ended March 31, 2005 compared to $6.6 million for the three months ended March 31, 2004. The effective rate of the provision for income taxes was approximately 38.9% and 39.1% for the three months ended March 31, 2005 and 2004, respectively.

The Company is currently considering changing its fiscal year from a December 31st year-end. If this change is made, it may result in a different provision for income taxes for the first quarter of 2005 because the current quarterly tax provision is an allocation of the projected annual tax provision based on the estimated effective tax rate and on certain estimates for the fiscal year and a change in fiscal year would require the tax provision to be computed based on the actual results of the new fiscal period which may differ from such projections.

Net Income: As a result of the items discussed above, net income decreased $6.5 million, or 63.9%, to $3.7 million for the three months ended March 31, 2005 compared to $10.2 million for the three months ended March 31, 2004. Net income as a percentage of net sales was 1.5% and 4.4% for the three months ended March 31, 2005 and 2004, respectively.

Three Months Ended June 30, 2005 (Preliminary and Unreviewed) Compared to Three Months Ended June 30, 2004

Net Sales: Net sales increased $7.4 million, or 3.1%, to $244.7 million for the three months ended June 30, 2005 compared to $237.3 million for the three months ended June 30, 2004. Retail sales increased $7.5 million, or 3.3%, to $234.4 million for the three months ended June 30, 2005 compared to $226.9 million for the three months ended June 30, 2004. The effect of seven new stores opened during the first half of 2005 increased retail sales by $4.0 million and the full quarter effect of 23 new stores opened after the first quarter of 2004 increased sales by $10.8 million for the three months ended June 30, 2005. However, same-store-sales were down 2.8% for the three months ended June 30, 2005 compared to the three months ended June 30, 2004 primarily due to the Easter selling season occurring in the first quarter of 2005 versus in the second quarter of 2004 and operational issues. Bargain Wholesale net sales decreased $0.1 million, or 1.0%, to $10.2 million for the three months ended June 30, 2005 compared to $10.3 million for the three months ended June 30, 2004.

Gross Profit: Gross profit dollars increased $4.9 million, or 5.7%, to $91.4 million for the three months ended June 30, 2005 compared to $86.5 million for the three months ended June 30, 2004. As a percentage of net sales, overall gross margin increased to 37.4% for the three months ended June 30, 2005 compared to 36.5% for the three months ended June 30, 2004. As a percentage of retail sales, retail gross margin increased to 38.1% for the three months ended June 30, 2005 compared to 37.2% for the three months ended June 30, 2004. The increase in retail gross profit margin was primarily due to an $8.2 million, or 3.6% of retail sales, second quarter 2004 inventory write-down as a result of warehouse inventory physicals. However, the increase in gross profit was partially offset by an increase in spoilage/shrink at the stores from 3.1% in the second quarter of 2004 to 3.5% in the second quarter of 2005 and an increase in product cost for retail from 55.6% in the second quarter of 2004 to 57.8% for the second quarter of 2005, primarily due to product cost changes and a shift in the sales mix to more grocery items. The increase in the retail gross margin was also partially offset by the establishment of an estimated inventory reserve of $0.8 million for the second quarter of 2005, or 0.4% of second quarter retail sales, for the same reasons discussed in the gross profit analysis for the first quarter of 2005. The Bargain Wholesale margin increased slightly to 20.2% for the three months ended June 30, 2005 compared to 19.9% for the three months ended June 30, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses, increased by $8.6 million, or 11.6%, to $82.9 million for the three months ended June 30, 2005 compared to $74.3 million for the three months ended June 30, 2004. As a percentage of net sales, operating expenses increased to 33.9% for the three months ended June 30, 2005 from 31.3% for the three months ended June 30, 2004. Operating expenses increased due to higher retail store operating expenses of $5.3 million between the three months ended June 30, 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $3.6 million and increase in utility costs of $1.7 million due to the opening of seven new stores in the first half of 2005 and the full quarter effect of 23 new stores opened in 2004. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. The increase in operating expenses was also due to an increase in distribution and transportation costs of $1.0 million, primarily as a result of higher fuel costs and increased delivery costs due to additional new store locations. Finally, operating expenses increased due to an increase in the workers’ compensation expenses of $1.3 million, which was primarily driven by an increase in the number of claims and an increase in average costs per claim. However, the increase in operating expenses was partially offset by a decrease in legal costs of $1.0 million between the second quarter of 2005 and of 2004 due to lower legal settlements and reduced outside counsel legal fees in the second quarter 2005 as a result of a lower number of personal injury lawsuits, class action lawsuits, and other employee related matters. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

Depreciation and Amortization: Depreciation and amortization increased $1.3 million, or 21.0%, to $7.7 million for the three months ended June 30, 2005 compared to $6.4 million for the three months ended June 30, 2004 as a result of seven new stores opened in 2005, the full quarter effect of 23 new stores opened in 2004, and additions to existing stores.

Operating Income: Operating income decreased $5.1 million, or 86.5%, to $0.8 million for the three months ended June 30, 2005 compared to $5.9 million for the three months ended June 30, 2004. Operating income as a percentage of net sales decreased from 2.5% for three months ended June 30, 2004 to 0.3% for three months ended June 30, 2005 primarily due to the increases in operating expenses discussed above.

Other Income (Expense): Other income increased $5.3 million to $5.1 million for the three months ended June 30, 2005 compared to $(0.2) million for the three months ended June 30, 2004. The primary reason for the increase in other income was recognition of $4.2 million of compensation for a forced store closure due a local government eminent domain action. Also, interest income earned on the Company’s investments increased from a net loss of $0.1 million for the three months ended June 30, 2004 to interest income of $1.1 million for the three months ended June 30, 2005, due to valuation losses recognized on certain of its bonds as a result of market interest rate fluctuations and the corresponding decrease in bond values in 2004. However, the increase in interest income was partially offset by the repurchase of $38.2 million of the Company’s common stock in the second and third quarters of 2004, which reduced the total investment portfolio in 2005.

Provision for Income Taxes: The provision for income taxes was $2.3 million for the three months ended June 30, 2005 compared to $2.2 million for the three months ended June 30, 2004. The effective rate of the provision for income taxes was approximately 38.9% and 39.1% for the three months ended June 30, 2005 and 2004, respectively.

Net Income: As a result of the items discussed above, net income increased $0.2 million, or 4.4%, to $3.6 million for the three months ended June 30, 2005 compared to $3.5 million for the three months ended June 30, 2004. Net income as a percentage of net sales was 1.5% for both three months ended June 30, 2005 and 2004, respectively.

Six Months Ended June 30, 2005 (Preliminary and Unreviewed) Compared to Six Months Ended June 30, 2004

Net Sales: Net sales increased $20.0 million, or 4.3%, to $487.3 million for the six months ended June 30, 2005 compared to $467.3 million for the six months ended June 30, 2004. Retail sales increased $20.6 million, or 4.6%, to $466.3 million for the six months ended June 30, 2005 compared to $445.7 million for the six months ended June 30, 2004. The effect of seven new stores opened during the first six months of 2005 increased retail sales by $7.2 million and the full period effect of 33 new stores opened in 2004 increased sales by $31.0 million for the six months ended June 30, 2005. However, same-store-sales were down 2.8% for the six months ended June 30, 2005 compared to the six months ended June 30, 2004 primarily due to severe inclement weather in California, the ending of the Southern California grocery strike in late February 2004, and the effects of higher gasoline prices that negatively affected customer store traffic. Bargain Wholesale net sales decreased $0.6 million, or 2.8%, to $21.0 million for the six months ended June 30, 2005 compared to $21.6 million for the six months ended June 30, 2004.

Gross Profit: Gross profit dollars increased $5.8 million, or 3.3%, to $184.6 million for the six months ended June 30, 2005 compared to $178.8 million for the six months ended June 30, 2004. As a percentage of net sales, overall gross margin decreased to 37.9% for the six months ended June 30, 2005 compared to 38.3% for the six months ended June 30, 2004. As a percentage of retail sales, retail gross margin decreased to 38.7% for the six months ended June 30, 2005 compared to 39.1% for the six months ended June 30, 2004. The increase in retail gross profit dollars was primarily due to an $8.2 million, or 1.8% of retail sales, second half of 2004 inventory write-down as a result of warehouse inventory physicals. However, the increase in gross profit dollars was partially offset by an increase in spoilage/shrink at the stores from 3.1% for the six months ended June 30, 2004 to 3.5% for the six months ended June 30, 2005 and an increase in product cost for retail from 55.8% for the six months ended June 30, 2004 to 57.4% for the six months ended June 30, 2005, primarily due to product cost changes and a shift in the sales mix to more grocery items. The decrease in retail gross profit margin was also partly due to the establishment of an estimated inventory reserve of $1.5 million for the first half of 2005, or 0.3% of second quarter 2005 retail sales, for the same reasons discussed in the gross profit analysis for the first quarter of 2005. The Bargain Wholesale margin increased slightly to 20.7% for the six months ended June 30, 2005 compared to 19.8% for the six months ended June 30, 2004. The remaining change was made up of increases and decreases in other less significant items included in cost of sales.

Operating Expenses: Operating expenses increased by $17.4 million, or 12.0%, to $162.7 million for the six months ended June 30, 2005 compared to $145.3 million for the six months ended June 30, 2004. As a percentage of net sales, operating expenses increased to 33.4% for the six months ended June 30, 2005 from 31.1% for the six months ended June 30, 2004. The increase was primarily due to higher retail store operating expenses of $11.0 million between the six months ended June 30, 2005 and 2004, primarily as a result of an increase in retail store labor and benefit costs of $7.8 million, an increase in utility costs of $1.6 million, and an increase in rent costs of $1.9 million primarily due to the opening of seven new stores in the first six months of 2005 and the full year effect of 33 new stores opened in 2004. In addition, retail store operating expenses increased disproportionately compared to retail sales increases due to the underperformance of Texas stores. The increase in operating expenses was also due to an increase in distribution and transportation costs of $3.0 million, primarily as a result of higher fuel costs and increased delivery costs due to additional new store locations. Operating expenses also increased due to higher accounting and consulting fees of $1.0 million. Finally, operating expenses increased due to an increase in workers’ compensation expenses of $6.1 million, which was primarily driven by an increase in the number of claims and an increase in average costs per claim. However, the increase in operating expenses was partially offset by a decrease in legal costs of $6.7 million between the second half of 2005 and 2004 primarily due to payments of $6.1 million for legal settlements in the first half of 2004. The remaining change was made up of increases and decreases in other less significant items included in operating expenses.

Depreciation and Amortization: Depreciation and amortization increased $3.0 million, or 24.1%, to $15.4 million for the six months ended June 30, 2005 compared to $12.4 million for the six months ended June 30, 2004 as a result of seven new stores opened in 2005, the full period effect of 33 new stores opened in 2004, and additions to existing stores.

Operating Income: Operating income decreased $14.5 million, or 69.1%, to $6.5 million for the six months ended June 30, 2005 compared to $21.0 million for the six months ended June 30, 2004. Operating income as a percentage of net sales decreased from 4.5% for six months ended June 30, 2004 to 1.3% for six months ended June 30, 2005 primarily due to the increases in operating expenses discussed above.

Other Income (Expense): Other income increased $4.0 million to $5.4 million for the six months ended June 30, 2005 compared to $1.4 million for the six months ended June 30, 2004. The primary reason for the increase in other income was recognition of $4.2 million of compensation for a forced store closure due a local government eminent domain action. Also, interest income earned on the Company’s investments increased from $1.5 million for the six months ended June 30, 2004 to $1.8 million for the six months ended June 30, 2005 due to valuation losses recognized on certain of its bonds as a result of market interest rate fluctuations and the corresponding decrease in bond values in 2004. However, the increase in interest income was partially offset by the repurchase of $38.2 million of its common stock in the second and third quarters of 2004, which reduced the total investment portfolio in 2005.

Provision for Income Taxes: The provision for income taxes was $4.7 million for the six months ended June 30, 2005 compared to $8.8 million for the six months ended June 30, 2004. The effective rate of the provision for income taxes was approximately 38.9% and 39.1% for the six months ended June 30, 2005 and 2004, respectively.

The Company is currently considering changing its fiscal year from a December 31st year-end. If this change occurs, it may result in a different provision for income taxes for the first half of 2005 because the current quarterly tax provision is an allocation of the projected annual tax provision based on the estimated effective tax rate and on certain estimates for the fiscal year and a change in fiscal year recognized require the tax provision to be computed based on the actual results of the new fiscal period which may be differ from such projections.

Net Income: As a result of the items discussed above, net income decreased $6.4 million, or 46.6%, to $7.3 million for the six months ended June 30, 2005 compared to $13.7 million for the six months ended June 30, 2004. Net income as a percentage of net sales was 1.5% and 2.9% for the six months ended June 30, 2005 and 2004, respectively.

99¢ Only Stores®, the nation's oldest existing one-price retailer, operates 226 retail stores in California, Texas, Arizona and Nevada, and a wholesale division called Bargain Wholesale. 99¢ Only Stores® emphasizes name-brand consumables, priced at an excellent value, in attractively merchandised stores, where nothing is ever over 99¢.

The Company has included statements that constitute "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act and Section 27A of the Securities Act. The words "expect," "estimate," "anticipate," "predict," "believe" and similar expressions and variations thereof are intended to identify forward-looking statements. Such statements appear in a number of places in this release and include statements regarding the intent, belief or current expectations of 99¢ Only Stores (the "Company"), its directors or officers with respect to, among other things, (a) trends affecting the financial condition or results of operations of the Company, (b) the business and growth strategies of the Company, and (c) the change in the tax provisions for certain periods presented due to a possible change in fiscal year. The shareholders of the Company and other readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release as a result of the review to be undertaken by the Company’s independent auditor of the preliminary financial results contained herein, and for the reasons, among others, discussed herein and in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, including the risk factors contained in the Section -- "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. The financial information in this press release is preliminary and subject to review by independent auditors and is, therefore, subject to change.

Note to Editors: 99¢ Only Stores® news releases and information available on the World Wide Web at htpp://www.99only.com

CONTACT: 99¢ Only Stores®, City of Commerce, California, Jeff Kniffin, Interim CFO, 323/881-1239.